                                                                     EXHIBIT 12

               Computation of Ratio of Earnings to Fixed Charges

                             CAMPBELL SOUP COMPANY
                      RATIO OF EARNINGS TO FIXED CHARGES


                                                                   FISCAL YEAR ENDED
                                                   -------------------------------------------------
                                                    8/1/99    8/2/98    8/3/97    7/28/96    7/30/95
                                                                      ($MILLIONS)
EARNINGS
-------------------------------------------------
Earnings before taxes                              $ 1,097   $ 1,073   $   991   $  1,072   $    936
Interest expense                                   $   184   $   189   $   166   $    125   $    113
Amortization of debt issue costs                   $     3   $     2   $     1   $      1   $      1
Interest portion of rent                           $    22   $    19   $    18   $     17   $     16
Amortization of previously capitalized interest    $     5   $     6   $     6   $      5   $      5
Minority interest                                  $     1   $     6   $     7   $     17   $     17
Undistributed earnings of affiliates               $    (2)  $    (1)  $    (0)  $     (1)  $     (1)
                                                   -------   -------   -------   --------   --------
EARNINGS                                           $ 1,310   $ 1,294   $ 1,189   $  1,236   $  1,087
                                                   =======   =======   =======   ========   ========

FIXED CHARGES
-------------------------------------------------
Gross interest:
  Interest expense                                 $   184   $   189   $   166   $    125   $    113
  Capitalized interest                             $     6   $     5   $    11   $     11   $      8
Amortization of debt issue costs                   $     3   $     2   $     1   $      1   $      1
Interest portion of rent                           $    22   $    19   $    18   $     17   $     16
                                                   -------   -------   -------   --------   --------
FIXED CHARGES                                      $   215   $   215   $   196   $    154   $    138
                                                   =======   =======   =======   ========   ========

RATIO OF EARNINGS TO FIXED                             6.1       6.0       6.1        8.0        7.9
CHARGES                                            =======   =======   =======   ========   ========


The ratios of earnings to fixed charges were computed by dividing our earnings by our fixed charges. For this purpose, earnings include earnings from continuing operations before equity in earnings of affiliates and minority interests, amortization of capitalized interest, taxes on earnings and fixed charges (excluding capitalized interest). Fixed charges include interest expense, capitalized interest, amortization of debt expenses and the estimated interest components of rentals. In fiscal 1999, 1998, and 1997, Campbell Soup Company recorded restructuring charges of $36 million, $262 million, and $204 million, respectively. Excluding the effect of such charges, the ratio of earnings to fixed charges would have been 6.3 in 1999, 7.2 in 1998 and 7.1 in 1997.